American Sierra Gold Corp. Signs Final Agreement to Acquire High-Grade Discovery Day Gold Project

RENO, NV--(Marketwire - 10/20/09) - American Sierra Gold Corp. (OTC.BB:AMNP - News), an independent gold exploration company headquartered in Reno, Nevada, is pleased to announce that it has signed the final joint venture agreement with Trinity Alps Resources, Inc. to acquire a 75% stake in the high-grade Discovery Day Gold Project. This agreement follows from negotiations based on the Letter of Intent as announced October 7, 2009.

The Discovery Day Gold Project covers over 950 acres and controls the entire Knownothing Mining District in northern California, which includes the four principal mines -- the Gilta, Discovery Day, Hansen, and Knownothing and several other smaller mines and prospects. An ore reserve estimate from 1996 published study by Cooksley Geophysical, Inc. reported a total inferred resource of 1,165,000 ounces of gold, of which over 157,000 ounces were considered to be in the proven and probable categories. The Company will need to re-evaluate historical data and carry out additional exploratory work on the numerous targets available to take the property's resource to a mineable category.

"We are extremely pleased to sign the joint venture agreement, and thus initiate the process of developing the mine. We expect the first year work plan to be approved shortly and allow us to initiate preparatory work for drilling. The turnkey mine and processing facilities, which include a 100 tpd ore mill, are fully permitted for on-site production through 2016 with all environmental impact studies and necessary operational permits completed and approved," said Mr. Wayne Gruden, American Sierra's CEO.

"More than 7 million ounces of gold have been recovered from placer and gold-quartz veins in the Klamath Mountains province of California - Oregon, and we believe that we are well positioned to identify the next large mine in this historically rich region. Past production records show mining runs averaging 12.06 ounces of gold per ton. With proven past production and the high impact prospects, American Sierra is well poised to provide shareholder value at a time of near record gold prices," added Mr. Gruden.

Under the terms of the joint venture agreement, American Sierra has agreed to invest US$2 million in the property over a period of 2 years in order to earn a 75% stake in the project. In addition, American Sierra agreed to issue 2 million shares and 2 million 5-year warrants of AMNP's stock to the vendor of the project over the same period. The warrant package offered, if exercised, could result in an additional $2.5 million of funding available to the Company.

Forward-Looking Statements

The statements by our officers, and other statements regarding optimism related to the business, expanding exploration and development activities and other statements in this press release are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company's business. Words such as expects, anticipates, intends, plans, believes, sees, estimates and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict. Actual results could vary materially from the description contained herein due to many risk factors that affect the industry the Company operates in and other risk factors listed from time to time in the Company's Securities and Exchange Commission (SEC) filings under "risk factors" and elsewhere. The forward- looking statements contained in this press release speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

Cautionary Note to Investors

The United States Securities and Exchange Commission permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We use certain terms on this press release, such as "reserves," "resources," "geologic resources," "proven," "probable," "measured," "indicated," and "inferred," that the SEC guidelines strictly prohibit us from including in our filings with the SEC. Investors are urged to consider closely the disclosure in our SEC filings, File No. 000-52927. You can review and obtain copies of these filings from the SEC's website at http://www.sec.gov/edgar.shtml.

Contact:

  Contact:

American Sierra Gold Corp.

Wayne Gruden

President and CEO

Investor Relations

1-888-279-3921

Email Contact

www.americansierragold.com